Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 19, 2025, with respect to the consolidated financial statements of MediWound Ltd., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somech Chaikin
Member firm of KPMG International

Tel Aviv, Israel
March 19, 2025